UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2007

STANLEY, INC.

(Exact name of Company as specified in its charter)

Delaware	001-33083	11-3658790
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3101 Wilson Boulevard, Suite 700

Arlington, VA 22201

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (703) 684-1125

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 10, 2007, Stanley, Inc. (the “Company”) entered into an amended and restated credit agreement with a group of lenders for which SunTrust Robinson Humphrey, Inc. acted as sole book manager and lead arranger, SunTrust Bank acted as administrative agent and M&T Bank and BB&T Bank acted as co-documentation agents. See the description of this matter in Item 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Company.

On October 10, 2007, the Company entered into an amended and restated credit agreement  (the “Credit Agreement”) with a group of lenders for which SunTrust Robinson Humphrey, Inc. acted as sole book manager and lead arranger, SunTrust Bank acted as administrative agent and M&T Bank and BB&T Bank acted as co-documentation agents. The Credit Agreement governs the Company’s senior credit facility, and it amends and restates the previous senior credit agreement entered into in February 2006. In connection with the amendment, the Company paid fees of approximately $500,000.

The Credit Agreement increased the amount of the lenders’ aggregate commitment under the facility from $87.0 million to $187.0 million, which includes a $150.0 million revolving credit facility and a $37.0 million term loan. The term loan commitment matures on January 31, 2012 and the revolving commitment facility matures on October 31, 2012. The Credit Agreement also increased the letter of credit commitment from $5.0 million to $10.0 million and increased the swingline facility from $5.0 million to $20.0 million.

Under the terms of the credit facility we are also entitled to request an increase in the size of the credit facility by an amount not greater than $125.0 million in the aggregate. If any lender elects not to increase its commitment under the credit facility, we may designate another bank or other financial institution to become a party to the credit facility.

The variable interest rate on the facility is based on one of the following: (1) the LIBOR rate or Index rate, as defined in the Credit Agreement, for the interest period designated by the Company (customarily the 30-day rate) plus 0.75% to 1.50%, as determined by the Company’s applicable margin at different points in time; or (2) the greater of (a) the prime rate of the lender then acting as the administrative agent plus 0.0% to 0.375%, as determined by the Company’s applicable margin at different points in time or (b) the Federal Funds Rate, as defined in the Credit Agreement, plus 0.50%, plus 0.0% to 0.375%, as determined by the Company’s applicable margin at different points in time. The facility also carries a quarterly fee that is based on the unused amount of the facility multiplied by a per annum rate of 0.15% to 0.30%.

As of September 30, 2007, our outstanding indebtedness under our senior credit facility was approximately $37.25 million under the term loan and $18.61 million under the revolving credit facility, including all outstanding letters of credit. The obligations under our senior credit facility are unconditionally guaranteed by each of our existing and subsequently acquired or organized subsidiaries and secured on a first-priority basis by security interests (subject to permitted liens) in substantially all assets owned by us and each of our subsidiaries, including the shares of capital stock of our subsidiaries, subject to certain exceptions.

Under the Credit Agreement, the Company must comply with customary operating covenants. In addition, the Credit Agreement contains financial covenants, which are summarized as follows:

•                  a fixed charge coverage ratio as of the end of any fiscal quarter of not less than 1.35 to 1.00, based upon the ratio of (i) consolidated EBITDA less the actual amount paid by the Company and its subsidiaries in cash on account of capital expenditures and the actual amount of federal, state and local income taxes paid by the Company and its subsidiaries to (ii) consolidated fixed charges, in each case measured for the four consecutive fiscal quarters ending on or immediately prior to such date; and

•                  a maximum leverage ratio based upon the ratio of (i) consolidated total debt to (ii) consolidated EBITDA (as defined in the Credit Agreement), which required us to maintain a ratio of not greater than 3.75 to 1.00 for each fiscal quarter, commencing with the fiscal quarter ending September 30, 2007.

All outstanding principal and accrued interest and fees under the facility could, at the option of the lender, become immediately due and the facility could be terminated upon events of default, including, among other things, noncompliance with financial covenants, failure to make required payments on the facility or other material loans of the Company, or bankruptcy.

Item 9.01                     Financial Statements and Exhibits.

(d) Exhibits

99.1                           Press release, dated October 10, 2007

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANLEY, INC.

Date: October 16, 2007	By:	/s/ Philip O. Nolan
	Name:	Philip O. Nolan
	Title:	Chairman of the Board, President and
Chief Executive Officer